Exhibit 10.22

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), effective as of October 17, 2022 (the “Effective Date”), is made by and between AIRGAIN, INC. (the “Company”), and MICHAEL ELBAZ (“Employee”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ Employee under the following terms and conditions; and

WHEREAS, Employee desires to be employed by the Company and to accept such terms and conditions of employment as are contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Employee (individually a “Party” and together the “Parties”) agree as follows:

AGREEMENT

1.
Effective Date.

Employee’s employment under the terms of this Agreement shall commence on the Effective Date.

2.
At-will Employment.

Employee’s employment relationship with the Company under this Agreement (“Employment”) is at-will, terminable at any time and for any reason by either the Company or Employee. While certain sections of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement shall be construed as a guarantee of employment of any length.

3.
Employment Duties.
a)
Title/Responsibilities. Effective from and after the Effective Date, Employee shall be the Chief Financial Officer and Secretary of the Company, reporting to the Chief Executive Officer and President (the “Supervising Officer”) of the Company. Employee shall perform all of the duties and responsibilities of such offices set forth in the Bylaws of the Company and those commonly associated with such offices and such further duties and responsibilities as may from time to time be assigned to him by the Board or the Supervising Officer.
b)
Full-Time Attention. Employee shall devote his full time, attention, energy and skills to the Company during the period he is employed under this Agreement.
c)
Policy Compliance. Employee shall comply with all of the Company’s policies, practices and procedures, as well as, all applicable laws. As a condition to his commencement of employment, Employee will execute and deliver to the Company the Employee Proprietary Information and Inventions Assignment Agreement (the “Employee Proprietary Information and Inventions Assignment Agreement”) attached hereto as Exhibit 1.
4.
Compensation.
a)
Base Salary. The Company shall pay Employee a base salary of $315,000 per year, or such higher amount as the Board may determine from time to time, less applicable federal and state withholding taxes, in accordance with the Company’s regular payroll practices (the “Base Salary”).
b)
Annual Incentive. In addition to the Base Salary, Employee will be eligible to receive an incentive bonus (the “Bonus”) at an initial target for 2022 of 60% of his Base Salary (the “Target Bonus”). For 2022, any annual incentive will be pro-rated for your year-to-date earnings during the portion of 2022 during which you are employed, and will be paid will be paid in a number of fully vested shares of Company common stock pursuant to the Company’s 2016 Incentive Award Plan (the “2016 Plan”) equal to (i) the annual incentive payable to Employee for fiscal year 2022 divided by (ii) the average trading price of the Company’s common stock during the thirty (30) calendar days preceding the date of grant (the “Thirty-Day Trailing Average”). The Company will withhold shares otherwise issuable to Employee in satisfaction of any applicable withholding taxes as a result of such issuance. All

Bonuses are discretionary based on Company, individual, and/or team performance, should not be considered guaranteed and require approval of the Board. To be eligible for a Bonus payment, Employee must be an active employee in good standing at the time of payout. The Company also reserves the right to change or modify the bonus plan at any time.
c)
Sign-On Bonus. On the date the Company issues shares to Employee in satisfaction of Employee’s 2022 annual incentive as provided above, and, subject to the approval of the Board or its designee, the Company will also issue to Employee a number of fully vested shares pursuant to the Company’s 2021 Employment Inducement Incentive Award Plan (the “Inducement Plan”) calculated by dividing (i) $220,000.00 minus the aggregate grant date fair value of any 2022 annual incentive paid to Employee in the form of shares of the Company’s common stock pursuant to Section 4(b) above by (ii) the Thirty-Day Trailing Average for the period ending on the day preceding the date of grant, provided Employee remains an active full-time employee in good standing on the grant date. Unless otherwise determined by the Compensation Committee of the Board, the Company will withhold shares otherwise issuable to Employee in satisfaction of any applicable withholding taxes as a result of such issuance at statutory minimum tax withholding rates.
d)
Effective Date Awards.
i.
On the Effective Date, the Company shall grant to Employee stock options to purchase an aggregate of shares of the Company’s common stock (the “Stock Option”) determined by dividing (A) $350,000 by (B) the Black-Scholes value per share of the Company’s common stock on the Effective Date (calculated using the assumptions used by the Company for accounting purposes and the Thirty-Day Trailing Average for the period ending on the day preceding the Effective Date). The Stock Option shall vest as follows: 25% of the original number of shares subject to the Stock Option shall vest on the first anniversary of the Effective Date, and 1/48th of the original number of shares subject to the Stock Option shall vest following each one-month period thereafter, subject to Employee’s continued service to the Company through each such vesting date, so that all of the shares subject to the Stock Option shall be vested on the fourth (4th) anniversary of the Effective Date. The Stock Option will be granted pursuant to the Inducement Plan. The Stock Option will have an exercise price per share equal to the then-current fair market value per share of the common stock of the Company (as determined pursuant to the Inducement Plan) on the date of grant. The Stock Option shall have a ten-year term and shall be subject to the terms and conditions of the Inducement Plan and the stock option agreement pursuant to which the Stock Option is granted.
ii.
On the Effective Date, the Company shall grant to Employee a number of restricted stock units (the “RSUs”) determined by dividing (A) $350,000 by (B) the Thirty-Day Trailing Average for the period ending on the day preceding the Effective Date. The RSUs will be granted pursuant to the Inducement Plan. The RSUs shall vest in four equal annual installments on each of November 15, 2023, 2024, 2025, and 2026, subject to Employee’s continued service to the Company through each such vesting date. The RSUs shall be subject to the terms and conditions of the Inducement Plan and the RSU agreement pursuant to which the RSUs are granted. Unless otherwise determined by the Compensation Committee of the Board, the Company will withhold shares otherwise issuable to Employee in satisfaction of any applicable withholding taxes as a result of such issuance at statutory minimum tax withholding rates.
iii.
On the Effective Date, the Company shall grant to Employee performance restricted stock units (“PSUs”), with the “target” number of PSUs (the “Target PSUs”) determined by dividing (A) $130,000 by (B) the Thirty-Day Trailing Average for the period ending on the day preceding the Effective Date. The PSUs will be granted pursuant to the Inducement Plan. The PSUs will vest and be released based on specified performance and service criteria that includes share price appreciation (reflected below), achievement of certain financial thresholds related to revenue, and defined service and vesting requirements. The PSUs shall be subject to the terms and conditions of the Inducement Plan and the PSU agreement pursuant to which the PSUs are granted. Unless otherwise determined by the Compensation Committee of the Board, the Company will withhold shares otherwise issuable to Employee in satisfaction of any applicable withholding taxes as a result of such issuance at statutory minimum tax withholding rates.

Price Appreciation Thresholds (share price must meet or exceed the Price Target for a 30-calendar day period)
	Threshold	Target	Maximum
Share Price Target	$25.00	$37.50	$50.00
Cumulative Payout	50% of Target PSUs	100% of Target PSUs	150% of Target PSUs

iv.
Notwithstanding the foregoing, the Stock Option and the RSUs (and all Equity Awards held by Employee (as defined below) other than the PSUs) shall become fully vested in the event of Employee’s termination of employment by the Company without Cause (as defined below), or Employee’s Resignation for Good Reason (as defined below), in each case within sixty (60) days prior to a Change in Control or at any time following a Change in Control (as defined below). For the avoidance of doubt, any acceleration in the event of Employee’s termination of employment by the Company without Cause or Employee’s Resignation for Good Reason within sixty (60) days prior to a Change in Control will be effective on the date of the Change in Control occurring within such sixty (60) day period following such termination.
v.
For purposes of this Agreement, “Equity Awards” means all stock options, restricted stock, restricted stock units and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, including the Stock Option and the RSUs but not the PSUs.
vi.
The accelerated vesting of the PSUs shall be governed solely by the terms of the Inducement Plan and the PSU agreement and the accelerated vesting terms of this Agreement shall in no event govern the PSUs.
e)
Additional Equity Awards. Employee shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Employee’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.
f)
Employee Benefits. Employee shall be entitled to participate in all employee benefit plans, programs and arrangements maintained by the Company and made available to employees generally, including, without limitation, bonus, retirement, profit sharing and savings plans and medical, disability, dental, life and accidental death and dismemberment insurance plans.
g)
Reimbursement of Expenses. During his Employment with the Company, Employee shall be entitled to reimbursement for all reasonable and necessary business expenses incurred on behalf of the Company, including without limitation, travel and entertainment expenses, business supplies and communication expenses, in accordance with the Company’s policies and procedures.

5. Voluntary Resignation or Termination for “Cause.”

a)
Payment upon Voluntary Resignation other than for Good Reason or Termination for Cause. If Employee voluntarily resigns his Employment other than for Good Reason or if Employee is terminated for Cause, the Company shall pay Employee the following: (i) all accrued and unpaid Base Salary, if any is due, through the date of termination and any vacation which is accrued but unused as of such date; (ii) Employee’s business expenses that are reimbursable pursuant to this Agreement and Company policies, but which have not been reimbursed by the Company as of the date of termination; and (iii) the Employee’s Bonus compensation for the calendar year immediately preceding the year in which the date of termination occurs if such Bonus has been determined but not paid as of the date of termination (payable at the time such Bonus would otherwise have been paid to Employee, but in no event later than March 15 of the year in which the date of termination occurs) (collectively, the “Accrued Obligations”). Employee shall not be eligible for severance payments under Sections 6, 7 or 8 below, or any continuation of benefits (other than as required by law), or any other compensation pursuant to this Agreement or otherwise.

b)
Definition of “Cause”. As set forth above, the employment relationship between the Parties is at-will, terminable at any time by either Party for any reason or no reason. The termination may nonetheless be for “Cause”. For purposes of this Agreement, “Cause” is defined as the Company’s good faith determination of: (i) Employee’s material breach of this Agreement or the Employee Proprietary Information and Inventions Assignment Agreement or the definitive agreements relating to the Equity Awards referenced in Section 4(c) above; (ii) Employee’s continued substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by the Company; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted appropriation) of any of the Company’s funds or property of any kind; (v) willful gross misconduct; or (vi) Employee’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company; provided, however, that except for Cause being the result of item (vi) above, the Company shall provide written notice to Employee, which notice specifically identifies the nature of the alleged Cause claimed by the Company with enough specificity for Employee to be able to cure, and Employee shall thereafter have fifteen (15) days to cure the purported ground(s) for Cause.
c)
Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” and “Resignation for Good Reason” are defined as:
i.
a material reduction in Employee’s authority, duties or responsibilities relative to Employee’s authority, duties or responsibilities in effect immediately prior to such reduction;
ii.
a material reduction by the Company in Employee’s Base Salary relative to Employee’s Base Salary in effect immediately prior to such reduction (and the Parties agree that a reduction of ten percent (10%) or more will be considered material for purposes of this clause (ii)), other than a general reduction in the base salaries of similarly-situated employees of the Company;
iii.
a material change in the geographic location at which Employee must perform his duties (and the Company and Employee agree that any requirement that Employee be based at any place outside a 25-mile radius of his or her place of employment as of the Effective Date, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the Effective Date, shall be considered a material change); or
iv.
the Company’s material breach of this Agreement; provided, however, that Employee must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice. Employee’s Resignation for Good Reason must occur within six (6) months following the initial existence of such condition.

6. Termination Without “Cause” or “Resignation for Good Reason”. In the event Employee is terminated without Cause or resigns for Good Reason, Employee shall be entitled to:

a.
the Accrued Obligations; plus
b.
subject to Employee’s execution and non-revocation of a full and final Release (as defined in Section 9 below) and Employee’s continued compliance with the Employee Proprietary Information and Inventions Assignment Agreement, severance pay in an amount equal to the sum of (i) twelve (12) months’ Base Salary as in effect immediately prior to the date of termination, plus (ii) an amount equal to Employee’s Target Bonus for the calendar year during which the date of termination occurs, prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination, payable in a lump sum on the date that is thirty (30) days following the date of termination; plus
c.
subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Employee Proprietary Information and Inventions Assignment Agreement, for the period beginning on the date of Employee’s termination of employment and ending on the date which is twelve (12) full months following the date of Employee’s termination of employment (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires) (the “COBRA Coverage Period”), the

Company shall arrange to provide Employee and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Employee’s termination of employment with health (including medical and dental) insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of such termination. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources. If any of the Company’s health benefits are self-funded as of the date of Employee’s termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law (including, without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Employee an amount equal to the monthly premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination of employment (calculated by reference to the premium as of the date of termination) as currently taxable compensation in substantially equal monthly installments over the COBRA Coverage Period (or the remaining portion thereof).

7. Employee’s Disability or Death. Employee’s employment shall terminate automatically in the event of Employee’s death or termination of employment by reason of his “Disability.” In the event of Employee’s death or termination of employment as a result of Employee’s Disability, Employee or his heirs shall be entitled to (a) the Accrued Obligations, plus (b) payment of an amount equal to Employee’s “earned” Bonus for the calendar year during which Employee’s date of termination occurs calculated as of the date of termination (wherein “earned” means that Employee has met the applicable bonus metrics as of date of such termination, as determined by the Board), prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination, payable in a lump sum on the date that is thirty (30) days following the date of termination. For purposes of this Agreement, “Disability” shall mean the Employee’s failure to perform his duties hereunder, for a period of not less than one hundred twenty (120) consecutive days because of Employee’s incapacitation due to physical or mental injury, disability, or illness.

8. Change in Control Termination.

a)
Payment Upon Change in Control Termination. In the event of a “Change in Control Termination”, as defined below, Employee shall be entitled to:
i.
the Accrued Obligations; plus
ii.
subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Employee Proprietary Information and Inventions Assignment Agreement, severance pay in an amount equal to the sum of (a) twelve (12) months’ Base Salary as in effect immediately prior to the date of termination, plus (b) Employee’s Target Bonus for the calendar year during which such date of termination occurs, payable in a lump sum on the date that is thirty (30) days following the date of termination; plus
iii.
subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Employee Proprietary Information and Inventions Assignment Agreement, for the period beginning on the date of Employee’s termination of employment and ending on the date which is eighteen (18) full months following the date of Employee’s termination of employment (or, if earlier, the date on which the applicable continuation period under COBRA expires) (the “CIC COBRA Coverage Period”), the Company shall arrange to provide Employee and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Employee’s termination of employment with health (including medical and dental) insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of such termination. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources. If any of the Company’s health benefits are self-funded as of the date of Employee’s termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law (including, without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Employee an amount equal to the monthly premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination of employment (calculated by reference to the premium as of the date of termination) as currently taxable compensation in substantially equal monthly installments over the CIC COBRA Coverage Period (or the remaining portion thereof).
b)
Definition of “Change in Control Termination”. A “Change in Control Termination” occurs if Employee (i) is terminated without Cause, or (ii) terminates his employment pursuant to a Resignation for Good Reason, in each case within twelve (12) months following a “Change in Control” (as defined below). For purposes of this Agreement, a “Change in Control” means and includes each of the following:

i. A transaction or series of transactions (other than an offering of the Company's common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (x) and (y) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

ii. During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii. The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

x. which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

y. after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (y) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

In addition, if a Change in Control constitutes a payment event with respect to any payment under this Agreement which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in clause (i), (ii), or (iii) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

9. Release. Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid or benefit provided pursuant to Section 6 or Section 8 (other than the Accrued Obligations) and no accelerated vesting of the Equity Awards shall occur as a result of Employee’s termination of employment pursuant to

Section 4(c) unless, on or prior to the thirtieth (30th) day following the date of Employee’s termination of employment, an effective general release of claims agreement (the “Release”) in substantially the form attached hereto as Exhibit 2 has been executed by Employee and remains effective on such date and any applicable revocation period thereunder has expired.

10. Notices. Any reports, notices or other communications required or permitted to be given by either Party hereto, shall be given in writing by personal delivery, overnight courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed to the Company at its principal executive offices and to Employee at his most recent address on the Company’s payroll records.

11. Notice of Termination. Any purported termination of Employment by the Company or the Employee shall be communicated by written Notice of Termination to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates, if applicable, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without delivery of such a Notice of Termination.

12. General Provisions.

a)
Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof. Employee and the Company agree that any litigation regarding this Agreement shall be conducted in San Diego, California. Employee and the Company hereby consent to the jurisdiction of the courts of the State of California and the United States District Court for the Southern District of California.
b)
Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
c)
No Waiver of Breach. The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a Party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the Parties are cumulative, and the election of one shall not constitute a waiver of such Party’s right to assert all other legal and equitable remedies available under the circumstances.
d)
Severability. The provisions of this Agreement are severable, and if any provision shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, shall not be affected.
e)
Entire Agreement. This Agreement and the Employee Proprietary Information and Inventions Assignment Agreement constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous negotiations, agreements and understandings between the Parties, whether oral or written, including, without limitation any offer letter between the parties.
f)
Modifications and Waivers. No modification or waiver of this Agreement shall be valid unless in writing, signed by the Party against whom such modification or waiver is sought to be enforced.
g)
Amendment. This Agreement may be amended or supplemented only by a writing signed by both of the Parties hereto.

h)
Duplicate Counterparts; Facsimile. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one agreement. Facsimile signatures or signatures sent via electronic mail shall be as effective as original signatures.
i)
Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
j)
Non-transferability of Interest. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
k)
Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
l)
Section 409A.
a.
Notwithstanding anything to the contrary in this Agreement, no payment or benefit to be paid or provided to Employee upon his termination of employment, if any, pursuant to this Agreement that, when considered together with any other payments or benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no amounts payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.
b.
Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
c.
Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.
d.
Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the limits set forth therein will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.
e.
This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (B) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the

“Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any Section 409A Penalties on Employee.
f.
Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
m)
Whistleblower Provision. Nothing herein shall be construed to prohibit Employee from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the proprietary information to my attorney and use the proprietary information in the court proceeding, if Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below.

AIRGAIN, INC.

Dated: October 17, 2022 By: /s/ Jacob Suen

Name: Jacob Suen

Title: President and CEO

EMPLOYEE

Dated: October 17, 2022 /s/ Michael Elbaz

MICHAEL ELBAZ